Exhibit 99.1

Doug Schaedler Appointed Chief Executive Officer of UTEK Corporation

Tampa, FL — (Business Wire) – November 23, 2009 — UTEK Corporation (NYSE Amex: UTK), a leading IP licensing and innovation services company has announced that Doug Schaedler, currently President, will assume Chief Executive Officer duties effective November 23, 2009.

“Doug has proven in a relatively short period of time that he is the right leader at the right time to take UTEK forward and grow shareholder value. He has quickly gained the Board’s trust, outlining a vision and a plan for attaining that vision which is aggressive but achievable,” said Keith Witter, Chairman of UTEK Corporation. “Doug has earned the title and responsibilities of Chief Executive Officer and we are pleased to have him driving the business.”

Mr. Schaedler, named President earlier this year, has focused on building-out a scalable innovation growth platform for the twelve-year old Company. He transitioned the Company recently from its BDC status, realizing cost savings and efficiencies while also allowing the business more directional flexibility and operational control.

“Conventional methods of new product innovation need to change worldwide, I am confident that we have the management team and operational capabilities to drive this global transformation. The Company is better positioned than ever to take a leadership role in helping our clients innovate more effectively. With our highly skilled innovation services team and growing number of online licensing platforms, we plan to fundamentally alter the way companies innovate,” stated Doug Schaedler, Chief Executive Officer of UTEK Corporation.

About UTEK Corporation

UTEK® is a leading global IP licensing and innovation services company. UTEK’s services enable its clients to enhance their innovation capabilities, rapidly source externally developed technologies, create value from their intellectual property and gain foresight into marketplace and technology developments that could affect their business. For more information about UTEK, please visit its website at www.utekcorp.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward looking statements can generally be identified as such because the context of the statement will include words such as UTEK “expects,” “should,” “believes,” “anticipates” or words of similar import. Certain factors could cause actual results to differ materially from those projected in these forward looking statements and these factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This press release is available on UTEK’s website www.utekcorp.com.

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